UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
(Amendment No. 1) *
Synchronoss Technologies, Inc.

(Name of Issuer)
Common Stock, $0.0001 par value per share

(Title of Class of Securities)
87157B 10 3

(CUSIP Number)
March 4, 2008

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	87157B 10 3	13 G	Page	2	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Institutional Venture Partners XI, L.P. IRS No. 20-1844530

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by Institutional Venture Partners XI, L.P. (“IVP XI”), Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”), Institutional Venture Management XI, LLC (“IVM XI”), Institutional Venture Partners XII, L.P. (“IVP XII”), Institutional Venture Management XII, LLC (“IVM XII”), Todd C. Chaffee (“Chaffee”), Reid W. Dennis (“Dennis”), Norman A. Fogelsong (“Fogelsong”), Stephen J. Harrick (“Harrick”), J. Sanford Miller (“Miller”) and Dennis B. Phelps (“Phelps” together with IVP XI, IVP XI KG, IVM XI, IVP XII, IVM XII, Chaffee, Dennis, Fogelsong, Harrick and Miller, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	3	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Institutional Venture Partners XI GmbH & Co. Beteiligungs KG IRS No. 20-1844567

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Germany

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	4	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Institutional Venture Management XI, LLC IRS No. 20-1844517

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the respective shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	5	of	17 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Institutional Venture Partners XII, L.P. IRS No. 20-8991297

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	6	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Institutional Venture Management XII, LLC IRS No. 20-8991198

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

OO
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	7	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Todd C. Chaffee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	8	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Reid W. Dennis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,300,000 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,300,000 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,300,000 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.03% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	9	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Norman A. Fogelsong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	10	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Stephen J. Harrick

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	11	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) J. Sanford Miller

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

CUSIP NO.	87157B 10 3	13 G	Page	12	of	17 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dennis B. Phelps

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,289,770 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

3,289,770 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,289,770 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.06% (3)

12	TYPE OF REPORTING PERSON*

IN
(1) This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Includes 1,982,600 shares held by IVP XI; 317,400 shares held by IVP XI KG; and 989,770 shares held by IVP XII. IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.
(3) This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

Introductory Note: This Amendment No. 1 amends the statement on Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2006, and is being filed by Institutional Venture Partners XI, L.P., Institutional Venture Partners XI GmbH & Co. Beteiligungs KG, Institutional Venture Management XI, LLC, Institutional Venture Partners XII, L.P., Institutional Venture Management XII, LLC, Todd C. Chaffee, Reid W. Dennis, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps, in respect of shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Synchronoss Technologies, Inc., a Delaware corporation (the “Issuer”).
Item 1

(a)	Name of Issuer:	Synchronoss Technologies, Inc.

(b)	Address of Issuer’s
	Principal Executive Offices:	750 Route 202 South, Suite 600
Bridgewater, New Jersey 08807
Item 2

(a)	Name of Reporting Persons Filing:

Institutional Venture Partners XI, L.P. (“IVP XI”)
Institutional Venture Partners XI GmbH & Co. Beteiligungs KG (“IVP XI KG”)
Institutional Venture Management XI, LLC (“IVM XI”)
Institutional Venture Partners XII, L.P. (“IVP XII”)
Institutional Venture Management XII, LLC (“IVM XII”)
Todd C. Chaffee (“Chaffee”)
Reid W. Dennis (“Dennis”)
Norman A. Fogelsong (“Fogelsong”)
Stephen J. Harrick (“Harrick”)
J. Sanford Miller (“Miller”)
Dennis B. Phelps (“Phelps”)

(b)	Address of Principal Business Office:	c/o Institutional Venture Partners
3000 Sand Hill Road, Building 2, Suite 250
Menlo Park, California 94025

(c)	Citizenship:

	IVP XI	Delaware, United States of America
	IVP XI KG	Germany
	IVM XI	Delaware, United States of America
	IVP XII	Delaware, United States of America
	IVM XII	Delaware, United States of America
	Chaffee	United States of America
	Dennis	United States of America
	Fogelsong	United States of America
	Harrick	United States of America
	Miller	United States of America
	Phelps	United States of America

(d)	Title of Class of Securities:	Common Stock

(e)	CUSIP Number:	87157B 10 3

13.

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 1 to the statement on Schedule 13G is provided as of March 4, 2008:

	Shares	Sole	Shared	Sole	Shared
	Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Reporting Persons	Directly	Power	Power	Power	Power	Ownership	of Class (2)
IVP XI	1,982,600	0	3,289,770	0	3,289,770	3,289,770	10.06%
IVP XI KG	317,400	0	3,289,770	0	3,289,770	3,289,770	10.06%
IVM XI (1)	0	0	3,289,770	0	3,289,770	3,289,770	10.06%
IVP XII	989,770	0	3,289,770	0	3,289,770	3,289,770	10.06%
IVM XII (1)	0	0	3,289,770	0	3,289,770	3,289,770	10.06%
Chaffee (1)	0	0	3,289,770	0	3,289,770	3,289,770	10.06%
Dennis (1)	0	0	2,300,000	0	2,300,000	2,300,000	7.03%
Fogelsong (1)	0	0	3,289,770	0	3,289,770	3,289,770	10.06%
Harrick (1)	0	0	3,289,770	0	3,289,770	3,289,770	10.06%
Miller (1)	0	0	3,289,770	0	3,289,770	3,289,770	10.06%
Phelps (1)	0	0	3,289,770	0	3,289,770	3,289,770	10.06%

(1)	IVM XI serves as the sole general partner of IVP XI and the sole managing limited partner of IVP XI KG, and has sole voting and investment control over the respective shares owned by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG. IVM XI however owns no securities of the Issuer directly. IVM XII serves as the sole general partner of IVP XII, and has sole voting and investment control over the shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. IVM XII however owns no securities of the Issuer directly. Chaffee, Dennis, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XI and share voting and dispositive power over the shares held by IVP XI and IVP XI KG, and may be deemed to own beneficially the shares held by IVP XI and IVP XI KG, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XI and IVP XI KG, except to the extent of their respective pecuniary interests therein. Chaffee, Fogelsong, Harrick, Miller and Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII, and may be deemed to own beneficially the shares held by IVP XII, however, they own no securities of the Issuer directly and they disclaim beneficial ownership of the shares held by IVP XII, except to the extent of their respective pecuniary interests therein.

(2)	This percentage is calculated based upon 32,706,972 shares of the Common Stock outstanding as of February 15, 2008 in the Issuer’s most recently filed 10-K as filed with the Securities and Exchange Commission on February 29, 2008.

Item 5	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:      ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

14.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not geld for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

15.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached Amendment No. 1 to the statement on Schedule 13G is true, complete and correct.
Dated: March 6, 2008
INSTITUTIONAL VENTURE PARTNERS XI, L.P.
By: Institutional Venture Management XI, LLC
Its: General Partner

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
INSTITUTIONAL VENTURE PARTNERS XI GmbH & CO. BETEILIGUNGS KG
By: Institutional Venture Management XI, LLC
Its: Managing Limited Partner

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
INSTITUTIONAL VENTURE MANAGEMENT XI, LLC

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
INSTITUTIONAL VENTURE PARTNERS XII, L.P.
By: Institutional Venture Management XII, LLC
Its: General Partner

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
INSTITUTIONAL VENTURE MANAGEMENT XII, LLC

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Todd C. Chaffee
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Reid W. Dennis
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Norman A. Fogelsong
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Stephen J. Harrick
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for J. Sanford Miller
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Dennis B. Phelps
Exhibit(s):

A:	Joint Filing Statement

16.

EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Amendment No. 1 to the statement on Schedule 13G relating to the Common Stock of Synchronoss Technologies, Inc. is filed on behalf of each of us.
Dated: March 6, 2008
INSTITUTIONAL VENTURE PARTNERS XI, L.P.
By: Institutional Venture Management XI, LLC
Its: General Partner

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
INSTITUTIONAL VENTURE PARTNERS XI GmbH & CO. BETEILIGUNGS KG
By: Institutional Venture Management XI, LLC
Its: Managing Limited Partner

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
INSTITUTIONAL VENTURE MANAGEMENT XI, LLC

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
INSTITUTIONAL VENTURE PARTNERS XII, L.P.
By: Institutional Venture Management XII, LLC
Its: General Partner

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
INSTITUTIONAL VENTURE MANAGEMENT XII, LLC

By:	/s/ Norman A. Fogelsong
Norman A. Fogelsong, Managing Director
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Todd C. Chaffee
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Reid W. Dennis
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Norman A. Fogelsong
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Stephen J. Harrick
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for J. Sanford Miller
/s/ Melanie Chladek
Melanie Chladek, Attorney-in-Fact for Dennis B. Phelps

17.